UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2006

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

527 Madison Avenue, 16th Floor, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 319-8801
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  Other Events.

On May 9, 2006 NorthStar Realty Finance Corp. (the “Company”) announced that it entered into a definitive agreement with Chain Bridge Capital LLC (“Chain Bridge”) to form Wakefield Capital, LLC (“Wakefield”), a joint venture among the Company and Chain Bridge, that will acquire, finance and/or otherwise invest in senior housing and healthcare-related properties. In connection with the formation of the venture, Wakefield will acquire substantially all of Chain Bridge's assets. The initial portfolio to be acquired from Chain Bridge is valued at approximately $64 million and will consist of thirteen net leased properties, primarily comprised of assisted living facilities, and several loans receivable, most of which are secured by first mortgages on senior housing assets. Chain Bridge, based in Chevy Chase, Maryland, is a company founded by its chairman and chief executive officer, Edward P. Nordberg, Jr. Mr. Nordberg is the former CEO of Medical Office Properties, Inc., which sold its medical office building portfolio to CNL Retirement Properties, Inc. in 2004, and a co-founder and the former CFO of HealthCare Financial Partners, Inc., which was a publicly-traded company under the ticker “HCF” until sold in 1999 to Heller Financial. Mr. Nordberg will continue to oversee the asset management of the properties acquired by Wakefield Capital, LLC. Wakefield expects to invest significant capital, funded by the Company, in building a nationwide portfolio of assisted living, skilled nursing and other senior living and healthcare-related assets which will be managed and net leased to experienced, independent operators of such facilities. Wakefield will be majority owned and controlled by the Company and will be managed by a company owned by the principals of Chain Bridge, which has entered into an exclusivity arrangement with Wakefield.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: May 11, 2006	By:	/s/ Albert Tylis
Albert Tylis
General Counsel